UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2020

NeuroBo Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37809	47-2389984
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

200 Berkeley Street, Office 19th Floor
Boston, Massachusetts 02116
(Address of principal executive offices, including ZIP code)

(857) 702-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NRBO	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2020, Steven Gullans, Ph.D., provided notice of his resignation from the Board of Directors (the “Board”) of NeuroBo Pharmaceuticals, Inc. (the “Company”), effective on August 31, 2020. Mr. Gullans’s resignation was not the result of any disagreement with the Company regarding the Company’s operations, policies or practices.

On September 1, 2020, upon recommendation from the Nominating and Corporate Governance Committee of the Board, the Board appointed Douglas J. Swirsky as a Class I member of the Board to fill the vacancy left by Mr. Gullans.

Mr. Swirsky currently serves as President and Chief Executive Officer and a director of a publicly traded pharmaceutical company, Rexahn Pharmaceuticals, Inc. (NASDAQ: REXN). He has held these positions since November 2018, and served as Rexahn’s President, Chief Financial Officer, and Corporate Secretary from January 2018 to November 2018. Prior to joining Rexahn, Mr. Swirsky was President, CEO and a director of GenVec, Inc., a publicly traded biotechnology company, a position he held from 2013 through the sale of the company in 2017. He joined GenVec in 2006 as Chief Financial Officer. Prior to joining GenVec, Mr. Swirsky was a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus from 2005 to 2006 and held investment banking positions at Legg Mason from 2002 until Stifel Financial’s acquisition of the Legg Mason Capital Markets business in 2005.

Mr. Swirsky also previously held investment banking positions at UBS, PaineWebber and Morgan Stanley. Mr. Swirsky currently serves as the Chairman of the Board of Cellectar Biosciences, Inc., a publicly traded clinical stage biopharmaceutical company.  Within the last five years, Mr. Swirsky also served on the boards of directors of then-publicly traded life sciences companies Pernix Therapeutics Holdings, Inc. and Fibrocell Science, Inc.  Mr. Swirsky is a certified public accountant and a CFA® charter holder. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Swirsky contributes extensive financial and industry experience to the boards of directors on which he serves.

Mr. Swirsky has been appointed to the Audit Committee of the Board. Mr. Swirsky was not selected as a director pursuant to any arrangement or understanding with any other person. There are no transactions in which Mr. Swirsky has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Swirsky will receive compensation in accordance with the Company’s policies for compensation payable to the Company’s non-employee directors. Such policy provides for cash compensation of $20,000 per year for service on the Board, plus an additional $20,000 per year for service on at least one Board committee. Mr. Swirsky also received an option to purchase 60,000 shares of the Company’s common stock, vesting monthly over three years, subject to continuing service.

Item 7.01. Regulation FD Disclosure.

On September 2, 2020, the Company issued a press release announcing the departure of Dr. Gullans from the Board and the addition of Mr. Swirsky to the Board. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.    Description of Exhibit

99.1         Press Release, issued by NeuroBo Pharmaceuticals, Inc., dated September 2, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2020	NeuroBo Pharmaceuticals, Inc.

/s/ Richard Kang
Richard Kang
President and Chief Executive Officer